UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 7, 2006

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

CALIFORNIA	000-23125	330238801
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 CHADRON AVENUE

HAWTHORNE, CA 90250

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(310) 978-0516

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	7.01. Regulation FD Disclosure.

Rapiscan Systems, a division of OSI Systems, Inc., issued a press release today and held an open conference call announcing that Rapiscan Systems had received a contract for approximately $7 million from Manchester Airport Group for multiple units of the Rapiscan RTT120 CT system for high-speed hold baggage screening.

Under the terms of the contract, Rapiscan Systems is to deliver the Rapiscan RTT120 CT system in fiscal year 2008 and Manchester Airport Group has an option under which it can purchase additional systems through 2011. If the option is fully exercised, the total value of the contract would amount to approximately $40 million.

During the call, our Chief Executive Officer stated that the contract calls for continuing development of the Rapiscan RTT120 CT system and that Rapiscan Systems could be obligated to return a $1.7 million deposit if it is unable to deliver the product as currently contemplated. During the call, our Chief Executive Officer also stated that if the current design concept for this product is ultimately executed, the system would, in addition to the features described in the press release, have the following characteristics as compared to current hold baggage screening technologies: improved resolution, higher up-times, lower associated maintenance costs, and similar or improved false alarm rates.

However, our Chief Executive Officer also reiterated during the call that because the RTT120 CT system is still under development, and subject to the inherent risks and uncertainties of product development, there can be no assurance of the successful completion of development, timely or otherwise, or of the characteristics of any final product, or whether such final product will achieve certification by regulatory authorities.

Attached to this Current Report on Form 8-K as Exhibit 99.1 is the press announcing the contract with Manchester Airport Group.

The information in this Item 7.01 (including Exhibit 99.1) is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Act or the Exchange Act.

Item	9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1:	Press Release, dated March 7, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.

Date: March 7, 2006	By:	/s/ VICTOR SZE
Victor Sze
Secretary and General Counsel